Exhibit 3.233

CERTIFICATE OF INCORPORATION

OF

CMS Work-Able of Fresno, Inc.

* * * * *

1. The name of the corporation is

    CMS Work-Able of Fresno, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars (1,000.00).

5. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

D. A. Hampton	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

K. A. Widdoes	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

M. A. Brzoska	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The hooks of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

BEFORE PAYMENT OF CAPITAL

OF

CMS Work-Able of Fresno, Inc.

We, the undersigned, being the all of the incorporators of CMS Work-Able of Fresno, Inc. a corporation organized and existing under and by virtue of the General corporation Law of the State of Delaware

DO HEREBY CERTIFY;

FIRST: That Article One of the Certificate of incorporation be and it hereby is amended to read as follows:

1. The mane of the corporation is:

Terre Haute Rehabilitation Hospital Inc.

SECOND: That the corporation has not received any payment for any of its stock.

THIRD: That the amendment was duly adopted in accordance with the provisions of section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, We have signed this certificate this 16th day of January, 1992.

/s/ D.A. Hampton
D.A. Hampton

/s/ K.A. Widdoes
K.A. Widdes

/s/ M.A. Brzoska
M.A. Brzoska